EXHIBIT 8.1
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com
May 3, 2011
ProLogis
4545 Airport Way
Denver, Colorado 80239
Re: Offers to Exchange
Ladies and Gentlemen:
     We have acted as counsel to ProLogis, a Maryland real estate investment trust (“ProLogis”), in connection with the solicitation by ProLogis, acting through AMB Property, L.P., a Delaware limited partnership (“AMB LP”), of certain consents from holders of ProLogis notes, and the offer by AMB LP to exchange AMB LP notes for such holders’ ProLogis notes pursuant to the preliminary prospectus, dated May 3, 2011, included as part of the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.
     In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, letter of transmittal and consent or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.
     Subject to the foregoing and to the qualifications and limitations set forth herein, it is our opinion that the discussion contained in the Registration Statement under the headings “Material United States Federal Income Tax Consequences — U.S. Federal Income Tax Considerations Relating to the Exchange Offers,” “— U.S. Federal Income Tax Considerations Relating to the AMB LP Notes,” “— Backup Withholding and Information Reporting” and “— Holders Not Exchanging in the Exchange Offers,” to the extent it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects.

Mayer Brown llp
May 3, 2011

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the exchange offers and consent solicitations or of any transaction related thereto or contemplated by the Registration Statement. This opinion is being furnished solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to discussion of the material U.S. federal income tax consequences of the exchange offers and consent solicitations, including the preliminary prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.
Sincerely,
/s/ Mayer Brown LLP